EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT effective as of the 27th day of December, 2017 (the “Effective Date”) by and between LivePerson, Inc., a Delaware corporation (the “Company”), and Robert LoCascio (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to accept such continued employment, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Employment

The Company agrees to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such continued employment, upon the terms and conditions hereinafter set forth.

2.    Term

Subject to the provisions contained in paragraphs 6 and 7, the term of this Agreement shall commence on December 31, 2017 (the “Commencement Date”) and end on the third anniversary thereof, unless sooner terminated or later extended in accordance with the provisions hereof (the “Term”). On the expiration of the initial three-year term and on each yearly anniversary thereafter, the Agreement shall automatically renew for an additional one-year term unless sooner terminated in accordance with the provisions set forth in this Agreement. This Agreement shall terminate in the event that: (a) the Company provides the Executive with advance written notice of its intention not to renew this Agreement not less than 90 calendar days prior to the expiration of the then-current Term; or (b) the Executive provides the Company with advance written notice of his intention not to renew this Agreement not less than 90 calendar days prior to the expiration of the initial one-year term or any additional one-year term thereafter (as applicable in each case, a “Notice of Nonrenewal”). A termination of employment by the giving of a Notice of Nonrenewal by the Company under this paragraph 2 shall be deemed to be a termination without Cause under paragraph 6(c) hereof, but a termination of employment by the giving of a Notice of Nonrenewal by the Executive under this paragraph 2 shall not be deemed to be a termination with Good Reason under paragraph 6(b) hereof. Any Notice of Nonrenewal given by either party under this paragraph 2 shall specify the date of termination. The Company shall have the right at any time after either party has provided to the other a Notice of Nonrenewal to relieve the Executive of his offices, duties

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and responsibilities and to place him on a paid leave-of-absence status, provided that during such notice period the Executive shall remain a full-time employee of the Company and shall continue to receive his then-current salary compensation and other benefits (to the extent permitted under applicable plan documents) as provided in this Agreement. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefor, is referred to in this Agreement as the “Date of Termination.”

3.    Duties and Responsibilities

(a)    Title. During the Term, the Executive shall have the position of Chief Executive Officer of the Company.

(b)    Duties. The Executive shall report directly to the Board of Directors of the Company (the “Board”) at such times and in such detail as it or he shall reasonably require. The Executive shall have the power and authority to conduct the business of the Company and shall perform such executive and managerial duties consistent with his position as designated in paragraph 3(a) and as may be assigned to him from time to time by or under authority of the Board.

(c)    Scope of Employment. The Executive’s employment by the Company as described herein shall be full-time and exclusive, and during the Term, the Executive agrees that he will (i) devote all of his business time and attention, his reasonable best efforts, and all his skill and ability to promote the interests of the Company; and (ii) carry out his duties in a competent and diligent manner. Notwithstanding the foregoing, the Executive shall be permitted to engage in charitable (including but not limited to his affiliation with Dream Big Foundation, a New York not-for-profit corporation (the “Foundation”)) and civic activities and manage his personal passive investments, provided that such passive investments are not in a company that transacts business with the Company or its affiliates or engages in business competitive with that conducted by the Company unless it is a publicly held corporation and the Executive’s participation is limited to passively owning no more than 1% of its outstanding shares and without any influence or control over such corporation), and further provided that such activities (individually or collectively) do not interfere with the performance of his duties or responsibilities under this Agreement.

(d)    Office Location. During the Term, the Executive’s services hereunder shall be performed at the principal office of the Company in New York, New York, subject to reasonably necessary travel requirements in order to carry out his duties in connection with his position hereunder.

4.    Compensation

(a)    Base Salary. As compensation for his services hereunder, during the Term the Company shall pay the Executive in accordance with its normal payroll practices, an annualized base salary of $611,820 (as may be adjusted in accordance with the terms hereof, “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion; provided that, in the event of cost of living or similar across the board base salary increases for other executive staff members, Executive shall be eligible for the same or greater percentage of Base Salary increase.

(b)    Annual Cash Bonus. During the Term, the Executive shall be eligible to receive an annual cash bonus with a bonus target of 100% of Executive’s then current Base Salary, subject to annual increase by the Board in its discretion, which bonus target may be achieved, underachieved or overachieved (with a potential payout range of zero, up to a maximum of 200% of the target bonus) as determined by the Compensation Committee of the Board (the “Compensation Committee”) based upon the Executive’s performance against goals and metrics that shall be established by the Compensation Committee in its sole discretion on an annual basis, the overall financial performance of the Company and such other factors as the Compensation Committee in its sole discretion shall deem reasonable and appropriate (the “Annual Cash Bonus”), to be paid in accordance with the Company’s normal bonus payment procedures, but not later than March 15 of the calendar year following the year with respect to which the bonus is earned. At the written election of the Executive on or before the payment date for such Annual Cash Bonus, the Executive may convert all or any portion of the Annual Cash Bonus payable to him into fully vested shares of common stock of the Company (“Stock”) (pursuant to the Second Amended and Restated LivePerson, Inc. 2009 Stock Incentive Plan, as such plan may be from time to time amended in accordance with the terms thereof, the “Stock Plan”) having a fair market value at the time of issuance equivalent in amount to that portion of the Annual Cash Bonus that the Executive elects to convert hereunder. Any such Stock shall be issued to Executive on the date for payment of the Annual Cash Bonus and shall be subject to the terms and conditions of the Stock Plan except to the extent expressly provided herein to the contrary. Notwithstanding anything to the contrary, the Annual Cash Bonus may, in the discretion of the Compensation Committee, be granted and payment, if any, made in accordance with a plan or program established by the Compensation Committee in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. During the Term, should the Executive’s Base Salary increase, the target bonus amount for the Annual Cash Bonus will be increased so that at any given time the bonus target for the Annual Cash Bonus is no less than 100% of the Executive’s then-current Base Salary, or such higher target bonus amount as the Compensation Committee may determine in its sole discretion. In the event of a Change of Control, as defined below, should the Executive remain employed by the Company or a successor entity following such Change of Control, the Annual Cash Bonus for the then-current year shall be paid at a an amount equal to the greater of (i) one hundred percent (100%) of the amount of the Annual Cash Bonus actually paid to the Executive for the immediately preceding calendar year or (ii) the bonus target amount for the Annual Cash Bonus for the then current year. In no event will the Company be obligated to pay more than one Annual Cash Bonus for the same annual period. If the Annual Cash Bonus for the calendar year preceding the Change of Control has not been determined prior to the Change of Control, the amount of such bonus shall be determined by the

Board of Directors of the Company as constituted prior to the Change of Control and shall not be less than the target bonus for such year.

A “Change of Control” shall be defined as and limited to: (i) any person’s, entity’s or affiliated group’s becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (the “Voting Securities”); (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions are not the holders immediately after such transaction or series of related transactions of at least fifty-one percent (51%) of the Voting Securities of the entity surviving such transaction or series of related transactions; or (iii) the sale or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

(c)    Equity. During the Term, the Compensation Committee may, in its sole discretion, grant to the Executive stock options and/or other equity-based incentives. The amount(s) of such additional grants, if any, will be based on individual and Company performance objectives developed and approved by the Compensation Committee in its sole discretion, and will be subject to all of the terms and conditions (including vesting) as determined by the Compensation Committee in accordance with the plan under which any grant is made and in the applicable stock option agreements or other applicable documents evidencing such grant, except as expressly otherwise provided herein to the contrary. The exercise price for such equity, as applicable, shall be determined at the time such equity rights may be granted by the Board, but in no event shall be less than the fair market value of a share of the Company’s common stock on the date of grant.

(d)    One-Time Payment and Equity Award. In addition to all of the foregoing and as compensation for services already provided, immediately upon execution of this Agreement, the Company shall make a one-time payment to Executive of (i) One Million Dollars ($1,000,000), payable by wire transfer of immediately available funds to an account designated by the Executive and (ii) two hundred and fifty thousand (250,000) RSUs (as defined in the Stock Plan), which such RSUs shall vest in one third increments on each of the next three annual anniversaries of the Effective Date.

5.    Expenses; Benefits

(a)    Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of his services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company reasonable documentation, consistent with Company policy, evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b)    Benefits. The Executive shall be entitled to such fringe benefits and other benefits as are available generally to key employees of the Company from time to time, subject to any eligibility criteria for such benefits. Currently, the Company’s programs include group health insurance, prescription drug benefits, vision care and dental insurance, group life, short-term disability and long-term disability insurance and participation in 401(k). The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be modified by the Company at any time and from time to time without advance notice or consent by the Executive.

(c)    Vacation. The Executive shall be entitled to four weeks of vacation annually, accruing and to be taken in accordance with the Company’s policies. Vacation time may not be carried over from year to year unless expressly provided by Company’s policies, and must be taken at such times as shall not materially interfere with the Executive’s fulfillment of his duties hereunder. The Executive shall also be entitled to any holidays, sick days and/or other paid days off as may be available pursuant to, and to be taken in accordance with, the Company’s policies in effect generally for its key employees from time to time.

(d)    Intentionally Omitted.

(e)    Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Board as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company pursuant to the Indemnification Agreement entered into by and between the Company and the Executive, dated as of February 9, 2012- to the maximum extent permitted under such Indemnification Agreement, or if greater, under the Company’s bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees), and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

6.    Termination

(a)    Termination for Cause. The Company, by direction of the Board, shall be entitled to terminate the Term and to discharge the Executive for “Cause” effective upon the giving of written notice. The term “Cause” shall be limited to the following grounds:

(i)    the Executive’s material failure or refusal to perform his duties and responsibilities as set forth in paragraph 3 hereof as reasonably directed by the Board, in each case if such failure or refusal is not cured (if deemed curable, as determined in the sole discretion of the Board) within 30 calendar days after written notice thereof to the Executive by the Company;

(ii)    the misappropriation of the funds or property of the Company;

(iii)    (x) the use of illegal drugs, or (y) the use of alcohol or the use of prescription or other legal drugs interfering with the performance of the Executive’s obligations under this Agreement, continuing after written warning;

(iv)    the conviction in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(v)    the nonconformance with the Company’s policies against discrimination or harassment, which nonconformance is not cured (if deemed curable, as determined in the sole discretion of the Board) immediately after written notice to the Executive by the Company;

(vi)    the commission by the Executive of any act that materially injures the business or business relationships of the Company or brings the Company into substantial public disgrace or disrepute;

(vii)    any breach (not covered by any of the clauses (i) through (vi) above) of paragraphs 9, 13, and 25, if such breach is not cured (if deemed curable in the sole discretion of the Board) within 30 calendar days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to clause (i), (v) or (vii) above shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if such breach has been deemed curable in the sole discretion of the Board).

Notwithstanding anything herein to the contrary, termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board, finding that the Executive has engaged in the conduct described in any of (i)-(vii) above.

(b)    Termination for Good Reason. Provided that Company has not given written notice of termination in accordance with Section 6(a) above with respect to a Cause event; or if such notice has been given, the applicable Cause event has not been cured (if deemed curable by the Board in its sole discretion), the Executive shall be entitled to terminate this Agreement and the Term hereunder for Good Reason (as defined below) at any time during the Term by written notice to the Company. “Good Reason” shall be limited to: (i) a reduction in the Executive’s Base Salary or bonus opportunity or a termination or material reduction of any employee benefit or material perquisite enjoyed by him without his prior written consent or failure to pay any of the foregoing when due without the Executive’s prior written consent, in each case other than as part of an across-the-board reduction, change or suspension applicable to substantially all key executives of the Company or its successor entity as applicable; (ii) a material diminution in the Executive’s title, duties and responsibilities as set forth in paragraph 3, without his prior written consent or any action by the Board that unreasonably interferes with or materially impairs Executive’s ability to function as the Chief Executive Officer of the Company; (iii) a relocation of the Company’s principal office to a location that would require an increase in the Executive’s one-way commute by more than 25 miles as compared to its location on the Commencement Date (or from such other location to which the Executive has consented after the Commencement Date); (iv) any change in the reporting structure applicable to the Executive such that the Executive is required to report to any person, entity or body other than the Board without Executive’s prior written consent; or (v) any other material breach of this Agreement by the Company. To be entitled to use this paragraph 6(b), the Executive must provide written notice of the event or change he considers constitutes “Good Reason” within 30 calendar days following its occurrence, and to the extent curable, must provide the Company with a period of at least 30 calendar days to cure the event or change, and must, if the Good Reason persists, actually resign within 90 calendar days following the event or change.

(c)    Termination by the Company without Cause; Termination by the Executive without Good Reason. The Company, by direction of the Board, shall have the right at any time during the Term to terminate the employment of the Executive without Cause by giving at least sixty (60) days advanced written notice to the Executive setting forth a Date of Termination. The Executive shall have the right at any time during the Term to terminate his employment with the Company without Good Reason by giving at least sixty (60) days advanced written notice to the Company setting forth a Date of Termination.

(d)    Termination for Death or Disability. In the event of the Executive’s death, the Date of Termination shall be the date of the Executive’s death. The Company may terminate the Executive’s employment for Disability at the end of any calendar month during the continuance of such Disability upon at least 30 calendar days’ prior written notice to the Executive. “Disability” shall mean the Executive’s inability to substantially perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) (all such occurrences being herein referred to as “Disability”) and the Executive’s failure to substantially perform such duties for a period aggregating 180 days as a result thereof, whether or not continuous, in any continuous period of 360 days. The Board shall determine, in its good faith judgment and upon consultation with, and after obtaining advance from, such medical advisors as it deems appropriate, including those of the Executive, whether or not the Executive has a Disability for purposes of this Agreement, and the Board shall provide notice of such determination to the Executive. In the event that the Executive disagrees with the Board’s determination as to his Disability, the Executive shall notify the Board in writing of such disagreement within fifteen (15) days of such determination regarding Disability by the Board (the “Disability Notice”). Upon the Board’s receipt of the Disability Notice, the determination of the Executive’s Disability shall be settled by binding arbitration in New York, New York (unless the parties agree in writing to a different location), before a single arbitrator selected in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Fees and costs for the arbitration shall be split evenly between Executive and the Company unless otherwise determined by the arbitrator. No other dispute or disagreement arising out of or related to this Agreement shall be subject to arbitration unless the parties agree otherwise.

7.    Effect of Termination of Employment.

(a)    Termination by the Company for Cause; by the Executive without Good Reason; or pursuant to a Notice of Nonrenewal delivered by the Executive pursuant to paragraph 2 above prior to the Executive reaching the normal age of retirement, which for purposes of this Agreement, shall be age 65. In the event of the termination of the employment of the Executive (1) by the Company for Cause, (2) by the Executive without Good Reason, or (3) pursuant to a Notice of Nonrenewal delivered by the Executive pursuant to paragraph 2 above prior to the Executive reaching the normal age of retirement, the Executive shall be entitled to the following payments and benefits (those payments and benefits set forth in (i), (ii), (iv) and (v) below collectively, the “Accrued Benefits”):

(i)    his unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination;

(ii)    all benefits, if any, that had accrued to the Executive through the Date of Termination under the plans and programs described in paragraph 5(b) above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; it being understood that any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement and not based on any severance policy or plan that the Company may have in effect as of the Date of Termination;

(iii)    except in the event of a Termination by the Company for Cause, his Annual Cash Bonus with respect to the calendar year ended prior to the Date of Termination, when otherwise payable, but only to the extent not already paid;

(iv)    the right to indemnification in accordance with Section 5(e) above;

(v)    directors’ and officers’ liability insurance coverage in accordance with Section 5(e) above; and

(vi)    except in the event of a Termination by the Company for Cause, notwithstanding anything to the contrary in any plan under which a grant is made or in an applicable stock option agreement or other applicable documents evidencing such grant (collectively, the “Grant Documents”), all vested stock options held by the Executive on the Date of Termination shall remain eligible to exercise for a period of 18 months following the Date of Termination, or until the original expiration date of the option, if earlier.

In the event of the termination of the employment of the Executive (1) by the Company for Cause, (2) by the Executive without Good Reason, or (3) pursuant to a Notice of Nonrenewal delivered by the Executive pursuant to paragraph 2 above prior to the Executive reaching the normal age of retirement, except as provided above in this paragraph 7(a), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and/or the Executive’s employment or cessation of employment with the Company.

(b)    Termination by the Company without Cause (which shall include, without a limitation, a termination by the Company pursuant to a Notice of Nonrenewal delivered by the Company pursuant to Paragraph 2 above), or by the Executive for Good Reason. In the event of (1) a termination by the Company without Cause (which shall include, without a limitation, a termination by the Company pursuant to a Notice of Nonrenewal delivered by the Company pursuant to Paragraph 2 above) or (2) a termination by the Executive for Good Reason.:

(i)    the Accrued Benefits;

(ii)    intentionally omitted;

(iii)    his Annual Cash Bonus with respect to the calendar year ended prior to the Date of Termination, when otherwise payable, but only to the extent not already paid;

(iv)    severance pay in an amount equal to 18 months of base pay at his then current Base Salary rate, which shall be paid in installments in accordance with the Company’s regular payroll practices, beginning on the next payroll date following the 30th day after the Date of Termination; provided that the period (if any) during which the Separation Agreement (defined below) can be revoked has expired within such 30-day period;

(v)    a pro-rated portion of his Annual Cash Bonus with respect to the then-current calendar year, calculated as follows (but only to the extent not already paid): the product of (a) and (b) where (a) equals a percentage equal to the total number of weeks elapsed during the then-current calendar year through the Date of Termination divided by the total number of weeks in the then-current calendar year, multiplied by the amount of the highest Annual Cash Bonus payable to the Executive in the three calendar years immediately preceding the Date of Termination and (b) equals 1.5, such amount payable in a lump sum on the 30th day following the Date of Termination, provided that the period (if any) during which the Separation Agreement can be revoked has expired within such 30-day period;

(vi)    if the Executive is eligible for and elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will continue to contribute, until the earlier of (x) 18 months following the Date of Termination or (y) the date on which the Executive becomes eligible to receive group medical insurance coverage through another employer (the “COBRA Contribution Period”), toward the cost of the Executive’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the COBRA Contribution Period, shall be paid by the Executive on a monthly basis. After the COBRA Contribution Period, the Executive may continue receiving coverage under COBRA at his own cost if and to the extent that he remains eligible for COBRA continuation. The Executive agrees that he shall notify the Company in writing immediately following the date on which he becomes eligible to receive group medical insurance coverage through another employer;

(vii)    notwithstanding anything to the contrary in the Grant Documents, any stock options or RSUs held by the Executive on the Date of Termination that would have vested in the two year period following the Date of Termination if the Executive had remained employed by the Company for such period will immediately vest; and

(viii)    notwithstanding anything to the contrary in the Grant Documents, all vested stock options held by the Executive on the Date of Termination shall remain eligible to exercise for a period of 18 months following the Date of Termination, or until the original expiration date of the option, if earlier.

In connection with a termination by the Company without Cause or by the Executive for Good Reason, except as provided above in this paragraph 7(b), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company. The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in subsections (iv) through (viii) of this paragraph 7(b) are conditioned upon delivery of the separation and release of claims agreement in the form attached hereto as Exhibit A (the “Separation Agreement”) that has become irrevocable within 30 days of the Executive’s Date of Termination. If the Executive materially breaches the Separation Agreement or the provisions of paragraph 9 of this Agreement, in either case which such breach is not cured within thirty (30) days of written notice thereof by the Company to the Executive, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in subsections (iii) through (viii) of this paragraph 7(b), without affecting its rights under this Agreement or the Separation Agreement.

(c)    Termination by the Executive for Good Reason or Termination of the Executive without Cause following a Change of Control. In the event of a termination by the Executive for Good Reason or Termination of the Executive without Cause within the twelve (12) month period immediately following a Change of Control, the Executive shall be entitled to the following payments and benefits:

(i)    the Accrued Benefits;

(ii)    Intentionally Omitted;

(iii)    his Annual Cash Bonus with respect to the calendar year ended prior to the Date of Termination, when otherwise payable, but only to the extent not already paid;

(iv)    severance pay in an amount equal to 18 months of base pay at his then current Base Salary rate, which shall be paid in installments in accordance with the Company’s regular payroll practices, beginning on the next payroll date following the 30th day after the Date of Termination; provided that the period (if any) during which the Separation Agreement can be revoked has expired within such 30-day period;

(v)    An Annual Cash Bonus for the then-current year calculated as one hundred-fifty percent (150%) of the amount of the highest Annual Cash Bonus actually paid to the Executive for the three calendar years immediately preceding the Date of Termination, payable in a lump sum on the 30th day following the Date of Termination, provided that the period (if any) during which the Separation Agreement can be revoked has expired within such 30-day period;

(vi)    if the Executive is eligible for and elects to continue his health insurance coverage under COBRA, the Company will continue to contribute, for the COBRA Contribution Period, toward the cost of the Executive’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the COBRA Contribution Period, shall be paid by the Executive on a monthly basis. After the COBRA Contribution Period, the Executive may continue receiving coverage under COBRA at his own cost if and to the extent that he remains eligible for COBRA continuation. The Executive agrees that he shall notify the Company in writing immediately following the date on which he becomes eligible to receive group medical insurance coverage through another employer; and

(vii)     notwithstanding anything to the contrary in the Grant Documents, any unvested stock options and RSUs held by the Executive on the Date of Termination shall fully vest and all vested options (including those that vested pursuant to this paragraph 5(c)(vii)) shall remain exercisable for 18 months following the Date of Termination, or until the original expiration date of the option, if earlier.

In connection with a termination by the Executive for Good Reason or Termination of the Executive without Cause within the twelve (12) month period immediately following a Change of Control, except as provided above in this paragraph 7(c), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company. The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in subsections (iii) through (vii) of this paragraph 7(c) is conditioned upon the delivery of an executed and irrevocable Separation Agreement within 30 days of the Date of Termination. If the Executive materially breaches the Separation Agreement or the provisions of paragraph 9 of this Agreement, in either case which such breach is not cured within thirty (30) days of written notice thereof by the Company to the Executive, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in subsections (iii) through (vii) of this paragraph 7(c), without affecting its rights under this Agreement or the Separation Agreement.

(d)    Termination by Death or Disability; Notice of Nonrenewal delivered by the Executive pursuant to paragraph 2 above after the Executive having reached the normal age of retirement. In the event of a termination of the employment of the Executive by reason of Death or Disability or pursuant to a Notice of Nonrenewal delivered by the Executive pursuant to paragraph 2 above after the Executive having reached the normal age of retirement, the Executive shall be entitled to the following payments and benefits:

(i)The Accrued Benefits;

(ii)his Annual Cash Bonus with respect to the calendar year ended prior to the Date of Termination, when otherwise payable, but only to the extent not already paid;

(iii)a pro-rated portion of his Annual Cash Bonus with respect to the then-current calendar year, calculated as follows (but only to the extent not already paid): the product of (a) and (b) where (a) equals a percentage equal to the total number of weeks elapsed during the then-current calendar year through the Date of Termination divided by the total number of weeks in the then-current calendar year, multiplied by the amount of the highest Annual Cash Bonus actually paid to the Executive in the three calendar years immediately preceding the Date of Termination and (b) equals 1.5, such amount payable in a lump sum on the 30th day following the Date of Termination, provided that the period (if any) during which the Separation Agreement can be revoked has expired within such 30-day period;

(iv)if the Executive is eligible for and elects to continue his health insurance coverage under COBRA the Company will continue to contribute, for the COBRA Contribution Period, toward the cost of the Executive’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the COBRA Contribution Period, shall be paid by the Executive on a monthly basis. After the COBRA Contribution Period, the Executive may continue receiving coverage under COBRA at his own cost if and to the extent that he remains eligible for COBRA continuation. The Executive agrees that he shall notify the Company in writing immediately following the date on which he becomes eligible to receive group medical insurance coverage through another employer;

(v)notwithstanding anything to the contrary in the Grant Documents, any stock options and RSUs held by the Executive on the Date of Termination that would have vested in the two year period following the Date of Termination if the Executive had remained employed by the Company for such period will immediately vest; and

(vi)notwithstanding anything to the contrary in the Grant Documents, all vested stock options held by the Executive on the Date of Termination shall remain eligible to exercise for a period of 18 months following the Date of Termination, or until the original expiration date of the option, if earlier.

In the event of the termination of the employment of the Executive under this paragraph 7(d) except as provided above in this paragraph 7(d), the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and/or the Executive’s employment or cessation of employment with the Company.

8.    Effect of Change in Control

In the event of a Change in Control of the Company, notwithstanding anything to the contrary in the Grant Documents, 50% of each of the unvested stock options and unvested RSUs held by the Executive on the date of the Change in Control shall fully vest, subject to the Executive’s employment on such date.

9.    Proprietary Information, Developments, Non-Competition and Non-Solicitation

(a)    Execution of Restrictive Covenant Agreement. As a condition of continued employment with the Company pursuant to the terms of this Agreement, the Executive shall execute contemporaneously with this Agreement the Proprietary Information, Developments, and Non-Solicitation Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), which is hereby incorporated into this Agreement, with the modifications expressly set forth in Sections 9(b) and 9(c) below.

(b)    Notwithstanding Section 5 of the Restrictive Covenant Agreement, Company acknowledges that Inventions (as defined in the Restrictive Covenant Agreement) created or procured by Executive during his employment for use in philanthropic, non-profit endeavors, including but not limited to the Foundation, shall be exempt from Section 5 of the Restrictive Covenant Agreement; provided, that such Inventions do not incorporate any of the Company’s confidential or proprietary technology, information, or derivatives thereof.

(c)    The Executive acknowledges and agrees that Section 6 of the Restrictive Covenant Agreement shall be deemed replaced in its entirety by subsections (i), (ii), and (iii) below:

(i)    Based on my exposure to the Company’s Confidential Information, I agree that while I am employed by the Company and for a restricted period of (i) twelve (12) months following termination or cessation of my employment with the Company in the event of a termination or cessation of employment for which I am not receiving severance pay pursuant to Sections 7(b)(iv) or Section 7(c)(iv) of my employment agreement, or (ii) with respect to a termination or cessation of employment for which I am receiving severance pay pursuant to Sections 7(b)(iv) or Section 7(c)(iv) of my employment agreement, for a period of eighteen (18) months following the termination or cessation of such employment (the period during which Executive is employed together with the applicable twelve or eighteen month period referenced above, the “Restricted Period”), I will not directly or indirectly:

A.     Engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, designs, licenses, produces, markets, sells or renders (or assists any other person in developing, manufacturing, designing, licensing, producing, marketing, selling, or rendering) products or services competitive with those developed, manufactured, designed, licensed, produced, marketed, sold, or rendered by the Company or planned to be developed, manufactured, designed, licensed, produced, marketed, sold, or rendered by the Company while I was employed by the Company (a “Competitive Enterprise”); provided, however, that notwithstanding the foregoing, I may engage in a business or enterprise that devotes less than five percent (5%) of its resources on a consolidated basis to developing or engaging in a Competitive Enterprise, or generates less than five percent (5%) of its revenues or earnings from a Competitive Enterprise so long as in neither case do I provide services (whether as an owner, partner, employee, consultant, principal, independent contractor, officer, director or otherwise) that directly or indirectly relate to a Competitive Enterprise;

B.    Either alone or in association with others, solicit, recruit, hire or engage as an independent contractor, or attempt to solicit, recruit, hire or engage as an independent contractor, any person who was employed by the Company or engaged as an independent contractor by the Company at any time during the period of my employment with the Company, except for an individual whose employment with or service for the Company has been terminated for a period of six months or longer;

C.    Either alone or in association with others, induce or attempt to induce any customer, client, or account or prospective customer, client, or account of the Company to (i) cease purchasing, licensing, or leasing a product or service developed, designed, produced, marketed, sold or rendered by the Company while I was employed by the Company; or (ii) purchase, license, or lease a product or service competitive with any product or service developed, designed, produced, marketed, sold or rendered by the Company while I was employed by the Company; provided that the foregoing provisions shall not apply the Foundation’s licensing or ceasing to license the Company’s products conducted in the ordinary course of the Foundation’s business ; and/or

D.    Accept employment with or provide consulting services for any business or enterprise that was an actual or prospective client, customer, or account of the Company at any time during Executive’s employment with the Company if such employment or consulting services would result in such business or enterprise limiting or ceasing its purchasing, licensing, or leasing of a product or service developed, designed, produced, marketed, sold or rendered by the Company while I was employed by the Company; provided that the foregoing shall not apply to my services to the Foundation conducted in the ordinary course of its business.

(ii)    If any restriction set forth in this Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(iii)    If I violate any of my obligations under this Section 9, I shall continue to be held by the restrictions set forth herein until the Restricted Period has expired without any violation.

(d)    Notification of Restrictive Covenants. Prior to accepting any employment or consulting engagement with any person, firm or entity during the Restricted Period following the Date of Termination, the Executive shall notify such person, firm or entity in writing of his obligations pursuant to the Restrictive Covenant Agreement and this Agreement, and shall simultaneously provide a copy of such notice to the Company (it being agreed by the Company that such notification required under this paragraph 9(b) shall not be deemed a breach of the confidentiality provisions of this Agreement).

10.    Non-Disparagement.
From and after the Commencement Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company agrees and covenants that it shall not and shall cause its employees, officers and directors to refrain from, making any defamatory or disparaging remarks, comments or statements concerning the Executive to any third parties.

11.    Section 280G.
(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 11 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made in the manner set forth in Section 11(c) comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If, and only if, the amount calculated under (i) above is less than the amount under (ii) above, the Covered Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)    Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
(c)    Any determination required under this Section 11 shall be made in writing by the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which case, the determination will be made by a nationally recognized United States public accounting firm chosen by the parties (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. For purposes of making the calculations and determinations required by this Section 11, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 11.
(d)    The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the parties.
(e)    It is possible that after the determinations and selections made pursuant to this Section 11 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 11 (“Overpayment” ) or less than the amount provided under this Section 11 (“Underpayment”).
(f)    In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Executive’s receipt of the Overpayment until the date of repayment.
In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Executive until the payment date.

12.     Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

13.    Assignment

The Company and the Executive agree that the Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and assigns (whether direct or indirect, by asset assignment, stock sale, merger, consolidation, corporate reorganization or otherwise) to all or substantially all of the business or assets of the Company. The Company and Executive agree that Executive’s rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective, provided that the rights of the Executive to receive certain benefits upon death as expressly set forth under paragraph 7(d) of this Agreement shall inure to the Executive’s estate and heirs. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and permitted assigns of the Company.

14.    Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement, and approved in writing by the Board.

15.    Severability; Survival

If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, specifically paragraphs 5(e), 7, 9, 10, 11, 12, 13, 14, 15, 17, 18, 22, 25, 26 and 27.

16.    Life Insurance

The Executive agrees that the Company shall have the right to obtain life insurance on the Executive’s life, at the sole expense of the Company and with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b)

sign any necessary consents, applications and other related forms or documents and (c) at the expense of the Company, take any reasonably required medical examinations.

17.    Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three calendar days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:

Mr. Robert LoCascio
At his address on file with the Company

If to the Company:

LivePerson, Inc.
475 10th Avenue
New York, NY 10018
Attn: General Counsel

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

18.    Applicable Law

This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of New York without regard to any conflicts or conflict of laws principles in the State of New York that would result in the application of the law of any other jurisdiction.

19.    No Conflict

The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement.

20.    Entire Agreement

This Agreement and the documents and collateral agreements referenced herein represent the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior agreements, plans and arrangements relating to the employment of the Executive by the Company are nullified and superseded hereby; provided, however, that except as expressly modified in this Agreement, the Grant Documents (as defined in Section 7(a)(vi)) associated with all equity awards granted to the Executive remain in full force and effect in accordance with the terms thereof.

21.    Headings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

22.    Taxes; Section 409A; Clawbacks

(a)The Company shall withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(b)The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 7 that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement described in this Agreement shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(c)Clawbacks. If any law, rule or regulation applicable to the Company or its affiliates (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Company or its affiliates has been listed), or any policy of the Company or its affiliates reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Company or its affiliates or under any plan in which the Executive participates), the Executive hereby consents to such forfeiture or recoupment, in each case in the time and manner determined by the Company in its reasonable good faith discretion. Furthermore, if the Executive engages in any act of embezzlement, fraud or dishonesty involving the Company or its affiliates which results in a financial loss to the Company or its affiliates, the Company shall be entitled to recoup an amount from the Executive determined by the Company in its reasonable discretion to be commensurate with such financial loss.

23.    Counterparts

This Agreement may be executed in two counterparts or by facsimile transmission, both of which taken together shall constitute one instrument.

24.    No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

25.    Cooperation

The Executive agrees, both during and after the Term, at the reasonable request of the Company, to cooperate with the Company in connection with any investigation of or legal action against the Company or any of its affiliates involving misconduct or noncompliance by the Company, its affiliates or any of its present or former employees. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation, and to the extent that the Executive is required to spend substantial time after the Term on such matters, the Company shall compensate the Executive at an hourly rate of $250 per hour, to the extent compensation is permitted under applicable law.

26.    Publicity

Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Company and the Executive. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that the Company is required to make any announcement relating to or arising out of this Agreement by virtue of applicable securities laws or other stock exchange rules, or any announcement by any party pursuant to applicable law or regulations.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date indicated below.

LivePerson, Inc.

By: _____________________________
    Jill Layfield                        Date
    Chair, Compensation Committee,
                        Board of Directors

LivePerson, Inc.

By: _______________________
Daryl Carlough                    Date
SVP, Global Controller

Executive

By: _______________________
Robert LoCascio                    Date
                CEO

Exhibit A to Employment Agreement

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Separation and Release of Claims Agreement
This Separation and Release of Claims Agreement (the “Agreement”) is made by and between LivePerson, Inc. (the “Company”) and Robert LoCascio (the “Executive”).

WHEREAS, the parties wish to resolve amicably the Executive’s separation from the Company and establish the terms of the Executive’s severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.    Separation Date. The Executive’s effective date of separation from employment with the Company is ______________ (the “Separation Date”). As of the Separation Date, all salary payments will cease and any benefits the Executive has under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise expressly set forth in this Agreement or the Employment Agreement (as defined below).
2.    Severance Benefits. In return for the execution and non-revocation of this Agreement, and the Executive’s compliance with all of its terms, the Company agrees to provide the Executive with payments and benefits as set forth in Section 7 of the Employment Agreement dated as of [date] between the Executive and the Company (the “Employment Agreement”).

    3.    Release of Claims. In consideration of the severance benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities), all employee benefit plans and plan fiduciaries (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including but not limited to any and all claims arising out of the Executive’s employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil

Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1993, 42 U.S.C., § 12101 et seq., as amended by the Older Workers Benefit Protection Act (OWBPA), the Equal Pay Act of 1963, 29 U.S.C. § 206(d), and the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., all as amended; all claims arising out of Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims under the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti-discrimination law), the New York Equal Pay Law, N.Y. Lab. Law § 194 et seq., and the New York Whistleblower Law, N.Y. Lab. Law § 740, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Executive’s employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement (a) prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (b) should be considered a release of the Executive’s (i) rights under any contract preserved by this Agreement, (ii) right to receive COBRA continuation coverage in accordance with applicable law, (iii) right to pursue claims under ERISA with respect to an employee benefit plan pf the Company or (iv) rights to indemnification the Executive has or may have under the by-laws of the Company, the Employment Agreement or as an insured under any director’s and officer’s liability insurance policy now or previously in force.
4.    Post Termination Obligations. The Executive acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company which he acquired during the course of his employment with the Company (the “Proprietary Information”). The Executive further acknowledges and reaffirms his continuing obligations to the Company pursuant to the terms of Section 9 of the Employment Agreement and the Proprietary Information Agreement attached thereto as Exhibit B (the “Proprietary Information Agreement”), which obligations remain in full force and effect. Notwithstanding anything in the Proprietary Information Agreement:
(a)Nothing in this Section 4 or the Proprietary Information Agreement shall prevent the Executive from disclosing Proprietary Information to the extent required by law. Additionally, nothing in this Section 4 or the Proprietary Information Agreement shall preclude the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law. Further, nothing in this Section 4 or the Proprietary Information Agreement shall preclude the Executive’s right to receive an award from a governmental entity for information provided under any whistleblower or similar program.

(b)The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, provided, that that the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.    Return of Company Property. The Executive represents that he has returned to the Company all Company property and equipment in his possession or control, including, but not limited to, computer equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), customer information, customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, software, tangible property, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). The Executive also represents that he has not intentionally destroyed any electronic Company documents in connection with the termination of his Employment, including those that he developed or helped develop during his employment. The Executive further covenants to take all necessary steps to make known to the

Company any accounts for his benefit, if any, in the Company’s name, which are known to Executive but not otherwise known to the Company, and otherwise to cooperate with the Company in, the cancellation of all accounts for his benefit, if any, in the Company’s name (and or the transition of those accounts to Executive), including, but not limited to, credit cards, telephone charge cards, cellular phone accounts, pager accounts, and computer accounts, and will not after the Separation Date use any such accounts that remain in the name of the Company.
6.    Business Expenses and Final Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred by him in conjunction with his employment with the Company and that no other reimbursements are owed to him. The Executive further acknowledges that he has been provided with all compensation and benefits due to him as of the Separation Date, including, but not limited to, any and all wages, bonuses, equity and any accrued but unused vacation time, and that he is not entitled to receive any additional consideration beyond that provided for pursuant to section 2 of this Agreement.
7.    Cooperation. The Executive agrees to cooperate with the Company to the extent reasonably requested by the Board in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Executive’s cooperation in connection with such claims or actions may include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation, and to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate of $250 per hour, to the extent compensation is permitted under applicable law.
8.    Nature of Agreement. The Executive understands and agrees that this Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
9.    Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
10.    Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.
11.    Confidentiality. To the extent permitted by law, the Executive understands and agrees that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive (provided, however, that Executive will not be prohibited from making disclosures to the Executive’s attorney, tax advisors, immediate family members),, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.
12.    Non-Disparagement. The Executive understands and agrees that as a condition for receipt of the severance benefits, he shall not make any false, disparaging or derogatory statements in public or private to any person or entity, including without limitation any media outlet, regarding the Company or any of its directors, officers, employees, agents, or representatives or regarding the Company’s business affairs and financial condition. This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
13.    Tax Acknowledgement. In connection with the severance benefits provided to the Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments pursuant to this Agreement.
14.    Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to severance and settlement and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

15.    Applicable Law and Consent to Jurisdiction. This Agreement shall be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of New York or if appropriate, a federal court located in New York (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction) over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
16.    Acknowledgments. The Employee acknowledges that he has been given at least [twenty-one (21)/forty-five (45)] days to consider the release of claims set forth in this Agreement and that the Company advised him to consult with any attorney of his own choosing prior to signing this Agreement. The Executive further acknowledges that he may revoke this Agreement for a period of seven (7) days after the execution of this Agreement. If no such revocation occurs, the Agreement (including the release of claims contained in this Agreement) will become irrevocable and binding and enforceable against the Executive, on the date next following the day on which the foregoing 7-day period elapsed. The Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
17.    Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written below.

Robert LoCascio	Date:

LivePerson, Inc.
By:	Date:

Exhibit B to Employment Agreement

{LivePerson Standard Employee Confidential & Proprietary Information Document}